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                                                                     EXHIBIT 5.1

                         CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in this Registration statement on Form F-10 by TELUS Corporation (the "Company") of our report dated February 2, 2004 (except as to note 16(c), which is as of February 12, 2004) relating to the Consolidated Financial Statements of the Company, including the notes thereto, as at and for each of the years in the two year period ended December 31, 2003, and to our report dated November 30, 2004 relating to the Supplemented United States GAAP Disclosures for the years ended December 31, 2003 and 2002 filed on Form 6-K, and all references to our firm in the Registration Statement.


/s/ Deloitte & Touche, LLP
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Deloitte & Touche, LLP
Vancouver, British Columbia
Canada
November 30, 2004